Exhibit 99.1

CONNECT BIOPHARMA HOLDINGS LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

A.	Purpose

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Connect Biopharma Holdings Limited (the “Company” or “we”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards. In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market LLC (the “Nasdaq”) the Board of Directors of the Company (the “Board”) has adopted this Code to encourage:

•	honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of any violations of law or the Code;

•	accountability for adherence to the Code, including fair process by which to determine violations;

•	consistent enforcement of the Code, including clear and objective standards for compliance;

•	protection for persons reporting any such questionable behavior;

•	the protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•	confidentiality of information entrusted to directors, officers and employees by the Company and its customers.

This Code applies to all directors, officers and employees of the Company and its subsidiaries. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In addition, certain provisions of this Code apply to sub-contractors, consultants, vendors and suppliers of the Company and its subsidiaries, which we refer to in this Code as “third party providers.” In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”

A.	Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your manager for help first. If your manager cannot answer your question or if you do not feel comfortable contacting your manager, contact the Compliance Officer of the Company, who shall initially be the Chief Financial Officer of the Company (the “Compliance Officer”). The Company has also established an Ethics Hotline that is available 24 hours a day, 7 days a week, by telephone at [ 🌑 ] or [ 🌑 ]. You may remain anonymous and will not be required to reveal your identity in a telephone call to the Ethics Hotline, although providing your identity may assist the Company in addressing your questions or concerns.

B.	Reporting Violations of the Code

All employees, directors and third party providers have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your manager and the Compliance Officer. The Compliance Officer will work with you and your manager or other appropriate persons to investigate your concern. You may also report known or suspected violations of the Code at [website]. You may remain anonymous and will not be required to reveal your identity in a report made on the website, although providing your identity may assist the Company in investigating your concern. You may also report known or suspected violations to the Ethics Hotline that is available 24 hours a day, 7 days a week, by telephone at [ 🌑 ] or [ 🌑 ]. You may remain anonymous and will not be required to reveal your identity in a telephone call to the Ethics Hotline, although providing your identity may assist the Company in addressing your questions or concerns.

All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your manager, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with applicable laws and the Company’s need to investigate your concern. As noted under “Review and Investigation of Accounting Complaints” herein, the Compliance Officer will deliver to the Audit Committee of the Board of Directors (the “Audit Committee”), on a quarterly basis, a status report including the total number of complaints received during the period.

It is Company policy that any employee or director who violates this Code will be subject to appropriate discipline, which may include, for an employee, termination of employment for cause or, for a director, a request that such director resign from the Board. Any third party provider who violates this Code will be subject to appropriate discipline in accordance with the terms of their engagement. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees, directors and third party providers who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

C.	Policy Against Retaliation

The Company prohibits retaliation against an employee, director or third party provider who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee, director or third party provider because the employee, director or third party provider, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment. All persons who are interviewed, asked to provide information or otherwise participate in an investigation have a duty to fully cooperate with the investigators. Requests for confidentiality by participants will be honored to the extent possible within the legitimate needs of law and the investigation.

D.	Waivers of the Code

Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board and will be disclosed to the public as required by law or the Nasdaq rules, when applicable. Waivers of this Code for other employees may be made only by our Compliance Officer in writing and will be reported to our Audit Committee.

II.	CONFLICTS OF INTEREST

A.	Identifying Potential Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations might reasonably be expected to give rise to a conflict of interest and should be identified to, and addressed by, the Compliance Officer or the Board:

•

Outside Employment. An employee being employed by, serving as a director of, or providing any services to a company that the individual knows or suspects is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company). If you are uncertain whether a particular company is a material customer or supplier, please contact the Compliance Officer for assistance.

•

Improper Personal Benefits. An employee or director obtaining any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•

Financial Interests. An employee having a “material interest” (ownership or otherwise) in any company that the individual knows or suspects is a material customer, supplier or competitor of the Company and using his or her position to influence a transaction with such company. Whether an employee has a “material interest” will be determined by the Compliance Officer or Board, as applicable, in light of all of the circumstances, including consideration of the relationship of the employee to the customer, supplier or competitor, the relationship of the employee to the specific transaction and the importance of the interest to the employee having the interest. If you are uncertain whether a particular company is a material customer, supplier or competitor of the Company, please contact the Compliance Officer for assistance.

•

Loans or Other Financial Transactions. An employee or director obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that the individual knows or suspects is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•

Service on Boards and Committees. An employee or director serving on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•

Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws and children whether such relationships are by blood or adoption.

B.	Disclosure of Conflicts of Interest

The Company requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your manager and the Compliance Officer, or if you are a director or executive officer, to the Board. The Compliance Officer or the Board, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. All transactions that could potentially give rise to a conflict of interest involving a director, executive officer or principal financial officer must be approved by the Board in writing, and any such approval will not be considered a waiver of this Code.

III.	CORPORATE OPPORTUNITIES

As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee or director may use corporate property, information or his or her position with the Company for personal or another’s gain (or to the detriment of the Company) while employed by us or, for a director, while serving on our Board.

You should disclose to your manager the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your manager will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

IV.	CONFIDENTIAL INFORMATION

Employees, directors and third party providers have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its vendors, customers or suppliers. Employees and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees and directors should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their responsibilities for the Company. An employee’s and director’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its vendors, customers or suppliers and could result in legal liability to you and the Company.

“Confidential Information” includes but is not limited to (whether or not reduced to writing): our trade secrets, inventions, computer programs and related data and materials, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software completed or in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques, materials and development plans, training methods and material, price lists, pricing policies, business plans, client lists, vendor lists, client agreements, vendor agreements, employee list, financial information and projections and employee files and other information related to computer programs, hypertext, and expert systems activities. Third parties may also furnish information to us concerning their respective business affairs, finances, properties, and methods of operation or other data which are not in the public domain and which are proprietary or confidential.

An employee shall never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure/confidentiality agreement has been signed with the party offering the information. All such confidential information must be accessed, stored, and transmitted in a manner consistent with the Company’s information security policies. Employees must ensure that they disclose confidential information only to those persons who are authorized to receive such information and only on a need-to-know basis. Employees shall ensure necessary, pre-authorization(s), wherever applicable and/or confidentiality agreements are in place prior to sharing or disclosing any confidential information with a third party.

Employees and third party providers who have access to proprietary and confidential information must take every precaution to keep it confidential in line with the Company’s information security policies. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

V.	COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s vendors, licensors, customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ with regard to Company-developed intellectual property. Employees should also handle the nonpublic information of our vendors, licensors, suppliers and customers responsibly and in accordance with our agreements with them, including information regarding their technology and product pipelines.

VI.	GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions. In addition, it is important to note that the giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing of products, bribery and kickbacks.

It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment is in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.

VII.	COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning. Company records include financial records, personnel records, records relating to our preclinical and clinical development, regulatory submissions and all other records maintained in the ordinary course of our business. The Company shall also maintain all necessary statutory registers and records in accordance with the Companies Law of the Cayman Islands, as amended.

All Company records must be complete, accurate and reliable in all material respects. Each employee and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s or director’s control. Please contact your manager or the Compliance Officer to obtain a copy of any such policy or with any questions concerning any such policy.

VIII.	PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. Theft, carelessness and waste have a direct impact on the Company’s financial performance. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

IX.	ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both United States federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with the International Financial Reporting Standards and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

X.	NATIONAL INTEREST

The Company is committed to benefit the economic development of the countries in which it operates. The Company shall not undertake any assignment, project or activity to the detriment of the wider interests of the communities in which it operates. The Company shall, in the course of its business activities, respect the culture, customs and traditions of each country and region in which it operates. It shall conform to trade procedures, including licensing, documentation and other necessary formalities, as applicable.

XI.	COMPLIANCE WITH LAWS AND REGULATIONS

Each employee, director and third party provider has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery, kickbacks and other improper payments, the development, testing, marketing and sale of our product candidates, patents, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, competition and antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your manager and the Compliance Officer.

A.	Interactions with the Government

The Company may conduct business with the U.S. government, state and local governments and the governments of other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our services and operations, such as government contracts and government transactions.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your manager and the Compliance Officer.

In addition to the above, you must obtain the prior written approval from the Compliance Officer for any work activity that requires communication with any member or employee of a legislative body or with any government official or employee. Work activities covered by this policy include meetings with legislators or members of their staffs or with senior executive branch officials on behalf of the Company. Preparation, research and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made. If any doubt exists about whether a given work activity would be considered covered by this provision, you should seek advice immediately from your manager and the Compliance Officer.

B.	Political Contributions and Volunteer Activities

United States federal, state and foreign contribution and lobbying laws may severely limit the contributions the Company can make to political parties or candidates. You must adhere to all applicable laws with respect to participation in non-Company political affairs and contributions to any political party or candidate. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior written approval has been given by the Compliance Officer. The Company will not reimburse you for personal political contributions. When you participate in non-Company political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company and do not necessarily reflect the views of the Company. Please contact the Compliance Officer if you have any questions about this policy.

C.	Compliance with Antitrust Laws

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities, and you should consult the Compliance Officer with any questions you may have concerning compliance with these laws.

D.	Compliance with Insider Trading Laws

Consistent with the Company’s Insider Trading Compliance Policy and all insider trading laws applicable to the Company and its securities, the Company’s employees and directors are prohibited from trading in the stock or other securities of the Company while in possession of material nonpublic information about the Company. In addition, Company employees and directors are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material non-public information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including, for an employee, termination of employment or, for a director, a request that such director resign from the Board. You are required to read carefully and observe our Insider Trading Compliance Policy, as amended from time to time. Please contact the Company’s Compliance Officer for a copy of the Insider Trading Compliance Policy or with any questions you may have about insider trading laws.

E.	Personal Communications

Employees and third party providers should take care when presenting themselves in public settings, as well as online and in web-based forums or networking sites. Every employees and third party provider is encouraged to conduct himself or herself in a responsible, respectful, and honest manner at all times. The Company understands that employees and third party providers may wish to create and maintain a personal presence online using various forms of social media. However, in so doing employees and third party providers should include a disclaimer that the views expressed therein do not necessarily reflect the views of the Company. Employees and third party providers should be aware that that even after a posting is deleted, certain technology may still make that content available to readers.

Employees are prohibited from using or disclosing confidential, proprietary, sensitive or trade secret information of the Company, its partners, vendors, consultants or other third parties with which the Company does business. Harassment of other directors, officers or employees will also not be tolerated. Employees may not provide any content to Company social media sites that may be construed as political lobbying or solicitation of contributions, or use the sites to link to any sites sponsored by or endorsing political candidates or parties, or to discuss political campaigns, political issues or positions on any legislation or law.

F.	Public Communications

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (from media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.

The Company has designated certain individuals as “spokespersons” who are responsible for communicating with analysts, institutional investors and representatives of the media. Any employee or director who is not a designated spokesperson of the Company is prohibited from communicating any information about the Company to analysts, institutional investors, other stockholders or representatives of the media, except at the request of the Company’s designated spokespersons.

Please contact the Compliance Officer for more information on the Company’s policies and procedures regarding public communications or with any questions you may have about disclosure matters.

G.	Anti-Corruption Compliance and The U.S. Foreign Corrupt Practices Act

The Company is committed to complying with all applicable anti-corruption laws, including the Criminal Law of the People’s Republic of China, the PRC Anti-unfair Competition Law, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other applicable anti-corruption laws. For additional information regarding our anti-corruption policies and procedures, contact the Compliance Officer.

The Company prohibits bribery in any form. Employees may not, whether directly or through a third party, offer, give, promise or authorize the payment of anything of value to any person or entity, including but not limited to any government official, in order to improperly influence or reward any decision or act related to the Company’s business, including to improperly obtain or retain business or a business advantage (such as confidential pricing information, a reduction in taxes or fines, or a required license or government authorization). Receiving, requesting, or agreeing to receive a bribe is also prohibited, as are facilitation payments (small and/or unofficial payments, often made to low-level public officials, to expedite a routine governmental action, such as speeding up customs clearance, governmental permit processing and other non-discretionary acts). Similarly, Company employees may not provide gifts, travel expenses, entertainment, or other hospitality to improperly influence any business decision related to the Company. Third parties or intermediaries acting on behalf of the Company are also prohibited from making corrupt or improper payments.

Please contact the Compliance Officer for more information on the Company’s policies and procedures regarding public communications or with any questions you may have about disclosure matters.

H.	International Trade Laws

Company employees and agents must know and comply with the laws of countries where the Company operates or conducts business, or that otherwise apply to the Company. China, the United States and many other countries have laws and regulations that control and may require licensing in connection with exports, re-exports, and/or imports of certain goods and services between certain countries and/or parties (“Trade Controls”). Certain Trade Controls impose comprehensive sanctions against specific countries and prohibit dealings with particular entities and individuals. In addition, Trade Controls prohibit covered persons from taking any action or agreeing to promote, support, or enforce boycotts of particular countries. The United States also maintains various counterterrorism laws and regulations. The Company strives to comply with all applicable laws and regulations, including those related to Trade Controls, antiboycott, and counterterrorism.

Applicable Trade Controls are varied, ranging from targeted restrictions on particular activities to comprehensive prohibitions with respect to all transactions and dealings. Trade Controls can have broad extraterritorial reach and may therefore capture certain activities occurring outside of the United States. Importantly, the Company is prohibited from facilitating activities by non-U.S. persons that would violate U.S. sanctions if undertaken by a U.S. person.

Employees involved in export transactions or international operations must familiarize themselves with the list of countries against which the United States maintains comprehensive sanctions and the rules relating to exports to and other dealings with such countries, either directly or indirectly through foreign subsidiaries or other third parties, as well as with persons that are the target of Trade Controls prohibitions or restrictions. Due to the complexities of these Trade Controls, employees shall contact the Compliance Officer before exporting or importing goods or services, or engaging in transactions with targeted countries or persons.

XII.	IMMIGRATION AND LABOR LAWS

As a global company, there are Company employees located around the world in connection with the execution of our business. In doing so, the Company is committed to abide by all immigration and labor laws/policies of the respective countries in which its employees are located. Employees and third party providers must follow the guidelines issued by the Company on this matter and take its assistance wherever needed, to ensure compliance with applicable immigration and labor laws.

XIII.	ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees and third party providers must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.

A.	Environment

All Company employees and third party providers should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

B.	Health and Safety

The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your manager and the Compliance Officer.

C.	Employment Practices

The Company pursues fair employment practices in every aspect of its business. Company employees and third party providers must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment.

D.	Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by managers, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your manager and the Compliance Officer. All complaints will be treated with sensitivity and discretion. Your manager and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the relevant Company personnel immediately.

XIV.	PERIODIC REVIEWS AND AMENDMENTS

The Audit Committee will periodically review this Code. Any amendments to this Code must be approved in writing by the Audit Committee.

XV.	CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your manager and the Compliance Officer. The Company expects all of its employees and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees and third party providers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity.

The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.